Exhibit 10.3

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Services Agreement”) is entered into and effective as of the        day of                 , 2013 (the “Effective Date”), by and between Penn National Gaming, Inc., a Pennsylvania corporation (“Provider”), and Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“Recipient”).  Provider and Recipient each may be referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, the board of directors of Provider has determined that it is in the best interest of Provider to separate the majority of its operating assets and real property assets into two separate publicly traded companies, including an operating entity, Provider, and, through a tax-free spin-off of its real estate assets to holders of its common stock, Recipient, a newly formed, publicly traded real estate investment trust (such separation, the “Separation”);

WHEREAS, Provider and Recipient have entered into that certain Separation and Distribution Agreement, dated as of [•], 2013 (the “Separation Agreement”), in order to carry out, effect and consummate the Separation; and

WHEREAS, to facilitate the Separation, Provider and Recipient deem it to be appropriate and in the best interests of Provider and Recipient that Provider provide certain services to Recipient and its Subsidiaries (as defined below) pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

Article 1

Services

1.1          General.  In accordance with the provisions hereof, Provider, through its and its Subsidiaries’ employees, agents or contractors, shall provide to Recipient and its Subsidiaries (as defined below), and Recipient shall purchase from Provider, the services described in Schedule A (each a “Service” and collectively, the “Services”).  In addition to a description of each Service, Schedule A sets forth, where relevant, the maximum level or amount of each Service, applicable performance times and the pricing parameters for each Service.   Schedule A may be amended from time to time by written agreement of the Parties.  For purposes of this Services Agreement, a “Subsidiary” of any Party means a corporation or other entity of which at least a majority of the voting power or value of equity securities is owned, directly or indirectly, by such Party.

1.2          Quality of Services.  Subject to Section 1.3, Provider shall perform each of the Services (i) in a workmanlike and professional manner, (ii) with the same degree of care as it exercises in performing its own functions of a like or similar nature, (iii) utilizing persons of suitable experience, training and skill, and (iv) in a timely manner in accordance with the provisions of this Services Agreement.

1.3          Level of Service.  The Service levels, if any, initially requested by Recipient (the “Initial Service Levels”) shall be as set forth on Schedule A.  Recipient shall provide Provider with an updated Schedule A at least fifteen (15) days prior to the end of each fiscal quarter indicating the anticipated Service needs of Recipient for the next fiscal quarter (each a “Service Request”). Subject to Section 1.8, Service levels may not be increased from the Initial Service Levels, including the enhancement of any Services or addition of any new Services, without the written agreement of the Parties.  To the extent any Services are mischaracterized in Schedule A, Provider and Recipient shall negotiate in good faith to amend Schedule A as appropriate.

1.4          Third Party Services.  Each Party acknowledges and agrees that certain of the Services to be provided under this Services Agreement have been, and will continue to be, provided to Recipient by third parties designated by Provider.  To the extent so provided, Provider shall use commercially reasonable efforts to cause such third parties to continue to provide such Services to Recipient, consistent with the manner in which such Services had been provided historically to Provider; provided, however, that if any such third party notifies Provider or its Subsidiaries that it is unable or unwilling to provide any such Services, Provider shall promptly notify Recipient in writing and shall use its commercially reasonable efforts to determine the manner in which such Services can best be provided, and, if there is any change to the Services provided as a result, including the level or cost thereof, Provider and Recipient shall negotiate in good faith to amend Schedule A as appropriate.

1.5          Responsible Personnel.  Provider and Recipient shall each designate a point of contact for each Service listed on Schedule A to whom any questions related to the Services provided may be directed.

1.6          Consultation.  At either Party’s reasonable request, the Parties shall meet and discuss the nature, quality and level of Services covered by this Services Agreement and any proposed modifications a Party may wish to make to the Services or other matter set forth herein.

1.7          Monitoring and Reports; Books and Records; Audit Right.

(a)           Provider shall maintain books and records in reasonable and customary detail pertaining to the provision of Services pursuant to this Services Agreement.  Provider shall make such books and records available for inspection by Recipient or its authorized representatives during normal business hours, upon reasonable notice to Provider, and shall retain such books and records for periods consistent with the retention policies applicable to the Provider’s business (or such longer period as reasonably requested in writing by the Recipient).

(b)           Upon thirty (30) days’ advance notice to Provider, Recipient may audit (or cause an independent third party auditor to audit), during regular business hours and in a manner that complies with the building and security requirements of Provider, the books, records and facilities of Provider pertaining to the provision of Services pursuant to this Services Agreement to the extent necessary to determine Provider’s compliance with this Services Agreement or as may otherwise be required to ensure compliance with applicable laws or regulations.  Recipient shall have the right to audit such books, records and facilities of Provider once for each twelve (12) month period during the term of this Services Agreement (or on other occasions to the extent required by applicable law or regulations).  Any audit under this Section 1.7(b) shall not interfere unreasonably with the operations of Provider.  Recipient shall reimburse Provider for any reasonable, documented, out-of-pocket costs incurred in connection with such audit.

1.8          Changes to Services.  It is understood and agreed that Provider may from time to time modify, change or enhance the manner, nature and/or quality of any Service provided to Recipient to the extent Provider is making a similar change in the performance of such services for the Provider and its affiliates and provided that any such modification, change or enhancement will not reasonably be expected to materially and negatively affect such Service.  Provider shall furnish to Recipient substantially the same notice (in content and timing), if any, as Provider furnishes to its own organization with respect to such modifications, changes or enhancements.

Article 2
Compensation; Billing

2.1          Service Fees.  In consideration of providing the Services, Provider will charge Recipient the fees indicated for each Service listed on Schedule A (each, a “Service Fee” and collectively, the “Service Fees”).  The Service Fees shall be adjusted proportionately on a quarterly basis in accordance with the Service Request provided by Recipient as provided in Section 1.3.

2.2          Expenses.  In addition to the Service Fee, Provider shall also be entitled to charge Recipient for its reasonable documented, out-of-pocket costs and expenses incurred by Provider in providing the Services (“Expenses”).

2.3          Invoices.  Within thirty (30) days after the end of each calendar month, Provider shall send Recipient an invoice that includes in reasonable detail the Service Fees and Expenses due for Services provided to Recipient for such month.   Payments of invoices shall be made by check or wire transfer of immediately available funds to one or more accounts specified in writing by Provider.  Payment shall be made within thirty (30) days after the date of receipt of Provider’s invoice.  All amounts payable to Provider hereunder shall be paid without setoff, deduction, abatement or counterclaim.

2.4          Payment Delay; Finance Charges.

(a)           If Recipient fails to make any payment of a material invoice within sixty (60) days from the date such payment was due, Provider shall have the right, at its sole option, upon ten (10) business days’ prior written notice (a “Suspension Notice”), to suspend performance of the Services until payment has been received.

(b)           With respect to the unpaid amount of any invoice not paid in full within thirty (30) days of receipt, a finance charge of [•]% per month, payable from the date of the invoice to the date payment is received, shall be due and payable to Provider.  In addition, Recipient shall indemnify Provider for its costs, including reasonable attorneys’ fees and disbursements, incurred to collect any unpaid amount.

(c)           Recipient shall not be liable for the payment of any finance charges pursuant to this Section 2.4, and Provider shall not be authorized to suspend performance pursuant to Section 2.4, to the extent, but only to the extent, that Recipient is in good faith disputing the fees or expenses to which such finance charges or performance relates in accordance with Section 12.2.

Article 3
Cooperation and Consents

3.1          General.  Each Party shall reasonably cooperate with and provide assistance to the other Party in carrying out the provisions of this Services Agreement.  Such cooperation shall include, but not be limited to, exchanging information, providing access to electronic systems used in connection with the Services, making adjustments and obtaining all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder.

3.2          Transition.  At the request of Recipient in contemplation of the termination of any Services hereunder, in whole or in part, Provider shall cooperate with Recipient, at Recipient’s expense, in transitioning such Services to Recipient or to any third-party service provider designated by Recipient.

3.3          Consents.  Provider will take commercially reasonable efforts to obtain, and to keep and maintain in effect, any third-party licenses and consents necessary to enable it to provide the Services, including those set forth on Schedule 3.3 (the “Consents”).  The costs relating to obtaining any such licenses or consents obtained solely for the benefit of Recipient shall be borne by Recipient; provided that Provider shall not incur any such costs without the prior written consent of Recipient.  If any such consent is not obtained or maintained, Provider shall promptly notify Recipient in writing and the Parties will reasonably cooperate with one another to achieve a reasonable alternative arrangement with respect thereto.

Article 4

Confidentiality

4.1          Recipient Confidential Information.  From and after the Effective Date, subject to Section 4.3 and except as contemplated by or otherwise provided in this Services Agreement or the Separation Agreement, Provider shall not, and shall cause its affiliates and officers, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors, consultants and other representatives of any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, governmental authority or other entity (a “Person”) providing services to Provider (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its affiliates who reasonably need to know such information in providing services to Provider and each Person (other than Recipient and its affiliates) that is an affiliate of Provider immediately after the Effective Time (as defined in the Separation Agreement) (all such Persons together with Provider, the “Provider Group”) or use or otherwise exploit for its own benefit or for the benefit of any third Person, any Recipient Confidential Information (as defined below).  If any disclosures are made in connection with providing Services to any member of the Provider Group under this Services Agreement or the Separation Agreement, then the Recipient

Confidential Information so disclosed shall be used only as required to perform the Services.  Provider shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Recipient Confidential Information by any of its Representatives as it currently uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care.  For purposes of this Section 4.1, any information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by Recipient or any of its affiliates (other than any member of the Provider Group) furnished to, or in possession of, Provider, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Provider or its officers, directors and affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as  “Recipient Confidential Information.”  Recipient Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by Provider not otherwise permissible hereunder, (ii) Provider can demonstrate was or became available to Provider from a source other than Recipient or its affiliates or (iii) is developed independently by Provider without reference to the Recipient Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by Provider to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Recipient or any Person (other than any member of the Provider Group) that is an affiliate of Recipient immediately after the Effective Time (all such Persons together with Recipient, the “Recipient Group”) with respect to such information.

4.2          Provider Confidential Information.  From and after the Effective Date, subject to Section 4.3 and except as contemplated by this Services Agreement or the Separation Agreement, Recipient shall not, and shall cause its affiliates and their respective Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its affiliates who reasonably need to know such information in providing services to Recipient or any member of the Recipient Group or use or otherwise exploit for its own benefit or for the benefit of any third Person, any Provider Confidential Information (as defined below).  If any disclosures are made in connection with providing Services to any member of the Recipient Group under this Services Agreement or the Separation Agreement, then the Provider Confidential Information so disclosed shall be used only as required to perform the Services.  The Recipient Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Provider Confidential Information by any of their Representatives as they use for their own confidential information of a like nature, but in no event less than a reasonable standard of care.  For purposes of this Section 4.2, any information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by Provider or any of its affiliates (other than any member of the Recipient Group) furnished to, or in possession of, any member of the Recipient Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Recipient, any member of the Recipient Group or their respective officers, directors and affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as  “Provider Confidential Information.”  Provider Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the

Recipient Group not otherwise permissible hereunder, (ii) Recipient can demonstrate was or became available to Recipient from a source other than Provider and its respective affiliates or (iii) is developed independently by such member of the Recipient Group without reference to the Provider Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by Recipient to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Provider or its affiliates with respect to such information.

4.3          Required Disclosure.  If Provider or its affiliates, on the one hand, or Recipient or its affiliates, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any governmental authority or pursuant to applicable law to disclose or provide any Recipient Confidential Information or Provider Confidential Information (other than with respect to any such information furnished pursuant to the provisions of Article IV of the Separation Agreement), as applicable, the Person receiving such request or demand shall use commercially reasonable efforts to provide the other Party with written notice of such request or demand as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order.  The Party receiving such request or demand agrees to take, and cause its Representatives to take, at the requesting Party’s expense, all other reasonable steps necessary to obtain confidential treatment by the applicable recipient.  Subject to the foregoing, the Party that receives such a request or demand may thereafter disclose or provide any Recipient Confidential Information or Provider Confidential Information, as the case may be, to the extent required by such law (as so advised by counsel) or by lawful process or such governmental authority.

4.4          Third Party Confidential Information.  Each of Provider and Recipient acknowledges that it and the other members of its Group (as defined below) may have in their possession confidential or proprietary information of third Persons that were received under confidentiality or non-disclosure agreements with such third Person prior to the Effective Date.  Provider and Recipient each agrees that it will hold, and will cause the other members of its Group and their respective Representatives to hold, in strict confidence the confidential and proprietary information of third Persons to which it or any other member of its respective Group has access, in accordance with the terms of any agreements entered into prior to the Effective Date between or among one (1) or more members of the applicable party’s Group and such third Persons.  For the purposes of this Services Agreement, “Group” shall mean the Provider Group or the Recipient Group, as the context requires.

Article 5
Intellectual Property

5.1          Recipient Intellectual Property.  Except as otherwise agreed by the Parties, all data, software, or other property or assets owned or created by Recipient shall remain the sole and exclusive property and responsibility of Recipient.  Provider shall not acquire any rights in any such data, software or other property or assets pursuant to this Services Agreement.

5.2          Provider Intellectual Property.  Except as otherwise agreed by the Parties, all data, software or other property or assets which are owned by Provider, including without limitation derivative works thereof and new data or software created by Provider at Provider’s expense pursuant to the provision of Services and all intellectual property rights therein (the “Provider Property”), shall be the sole and exclusive property and responsibility of Provider.  Recipient shall not acquire any rights in any Provider Property pursuant to this Services Agreement.

Article 6
Remedies and Limitation of Liability

6.1          Remedies.  In the event that any Service performed by Provider hereunder is not performed in accordance with the provisions of Article 1, Recipient’s sole remedy shall be, at the election of Recipient either (i) to require Provider to re-perform such Service in accordance with Article 1 without obligation on the part of Recipient to make payment for such performance, (ii) to obtain from Provider a credit in an equivalent amount towards the future purchase of Services, as contemplated by this Services Agreement, or (iii) to require Provider to pay the cost of replacing such Service with a third-party provider.  In the event that Recipient elects to replace any Services with a third-party provider, Provider shall be forever released from any liability arising on account of such Service.

6.2          Limitation of Liability.

(a)           Provider, its affiliates and their respective controlling persons, if any, directors, officers, employees, agents and permitted assigns (each, a “Provider Party”) shall not be liable to Recipient, its affiliates and such entities’ directors, officers, employees, agents or permitted assigns (each, a “Recipient Party”) for any liabilities, claims, demands, damages, judgments, losses, costs and expenses (including, but not limited to, court costs and reasonable attorneys’ fees and amounts paid in settlement) of any kind or nature, whether direct or indirect, (collectively referred to as “Damages”) of a Recipient Party resulting from, relating to or arising in connection with this Services Agreement or any of the Services provided hereunder, except to the extent that Damages resulted from (i) acts or omissions of any Provider Party which acts or omissions are the result of gross negligence, willful misconduct or bad faith by such Provider Party or (ii) Provider’s breach of its obligations under Article 4 or Article 7 of this Services Agreement.

(b)           No Recipient Party shall be liable to any Provider Party for any Damages of a Recipient Party resulting from, relating to or arising in connection with this Services Agreement or any of the Services provided hereunder, except to the extent that Damages resulted from (i) acts or omissions of any Recipient Party which acts or omission are the result of gross negligence, willful misconduct or bad faith by such Recipient Party or (ii) Recipient’s breach of its obligations under Article 4 or Article 7 of this Services Agreement.

(c)           IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS SERVICES AGREEMENT; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EITHER PARTY’S INDEMNIFICATION

OBLIGATIONS FOR LIABILITIES WITH RESPECT TO THIRD PARTY CLAIMS, AS SET FORTH IN ARTICLE 7.

(d)           Each party agrees that it shall, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize its damages and those of its affiliates, whether direct or indirect, due to, resulting from or arising in connection with any failure by the other party to comply fully with its obligations under this Services Agreement.

(e)           In no event, whether as a result of breach of contract, indemnity, warranty, tort (including negligence), strict liability, or otherwise, shall the liability of Provider to the Recipient parties for any loss or damage arising out of, or resulting from, this Services Agreement or the furnishing of Services hereunder exceed the aggregate Service Fees actually paid to Provider pursuant to this Services Agreement during the six (6) month period immediately preceding the applicable claim for losses or damages.

Article 7

Indemnification

7.1          General.

(a)           Provider shall indemnify and hold harmless Recipient and any Recipient Party against and from all claims, liabilities, damages and expenses payable to third parties arising out of or relating to (i) a breach of Article 4 of this Services Agreement by Provider, (ii) the gross negligence, or willful misconduct of Provider, and (iii) any infringement by Provider of third-party intellectual property in the performance of any Service, in each case, except to the extent that such claims, liabilities, damages or expenses are a result of the breach of this Services Agreement, gross negligence or willful misconduct on the part of the Recipient or Recipient Party.

(b)           Recipient shall indemnify and hold harmless Provider and any Provider Party against and from all claims, liabilities, damages and expenses payable to third parties arising out of or relating to (i) a breach of Article 4 of this Services Agreement by Recipient, and (ii) the gross negligence, or willful misconduct of Recipient, in each case, except to the extent that such claims, liabilities, damages or expenses are a result of the breach of this Services Agreement, gross negligence or willful misconduct on the part of the Provider or Provider Party.

7.2          Indemnification Procedures.  The provisions of Article V of the Separation Agreement shall govern, mutatis mutandis, claims for indemnification under this Article 7.

Article 8
Independent Contractor

In performing the Services hereunder, Provider and its Subsidiaries shall operate as and have the status of independent contractors. No Party’s employees shall be considered employees or agents of the other Party, nor shall the employees of any Party be eligible or entitled to any benefits, perquisites or privileges given or extended to any of the other Party’s employees.  Nothing contained in this Services Agreement shall be deemed or construed to create a joint venture or partnership between the parties. No party shall have any power or authority to bind or commit any other party.

Article 9
Compliance With Laws

In the performance of its duties and obligations under this Services Agreement, each Party shall comply with all applicable laws.  The Parties shall cooperate fully in obtaining and maintaining in effect all permits and licenses that may be required for the performance of the Services.

Article 10
Term and Termination

10.1        Term.  The term of this Services Agreement shall commence on the Effective Date and end on the second anniversary of the Effective Date, unless terminated earlier in whole or in part as provided in Section 10.2.

10.2        Termination of this Services Agreement.  This Services Agreement may be terminated:

(a)           by the written agreement of the Parties;

(b)           by Provider in the event an unpaid invoice resulting in delivery to Recipient of a Suspension Notice under Section 2.4 is not satisfied within sixty (60) days of the date of delivery of such Suspension Notice;

(c)           by either Party upon a material breach (other than non-payment of Services Fees or Expenses) by the other Party that is not cured within thirty (30) days after delivery of written notice of such breach from the non-breaching Party;

(d)           immediately by either Party, if the other Party: (i) commences a voluntary case or other proceeding seeking bankruptcy protection, liquidation, reorganization, or similar relief or seeks the appointment of a trustee, receiver, liquidator or other similar official of it or the taking of possession by any such official in any involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due; or (ii) has an involuntary case or other proceeding commenced against it seeking bankruptcy protection, liquidation, reorganization or other relief with respect to it or substantially all of its debts or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official for such Party or any substantial part of its property, and such involuntary case or other proceeding remains undismissed for a period of sixty (60) days; or

(e)           except as may otherwise be set forth on Schedule A, by Recipient upon not less than thirty (30) days’ advance written notice, with respect to all or any part of any Service provided pursuant to this Services Agreement; provided that to the extent there are any break-up costs (including commitments made to or in respect of personnel or third parties due to the requirement to provide the Services and prepaid expenses related to the Services, or costs related to terminating such commitments) incurred by Provider as a result of such termination, Provider shall use its reasonable best efforts to mitigate such costs and Recipient shall be bear such costs and reimburse Provider in full for the same.

10.3                        Effect.  In the event of termination of this Services Agreement in its entirety pursuant to this Article 11 or upon the expiration of the term of this Services Agreement, this Services Agreement shall cease to have further force or effect and neither Party shall have any liability to the other Party with respect to this Services Agreement, provided that:

(a)                                 Termination or expiration of this Services Agreement for any reason shall not release a Party from any liability or obligation which already has accrued as of the effective date of such termination or expiration, and shall not constitute a waiver or release of, or otherwise be deemed to adversely affect, any rights, remedies or claims, which a Party may have hereunder at law, equity or otherwise or which may arise out of or in connection with such termination or expiration.

(b)                                 As promptly as practicable following termination of this Services Agreement in its entirety or with respect to any Service to the extent applicable, and the payment by Recipient of all amounts owing hereunder, Provider shall return all reasonably available material, inventory and other property of Recipient held by Provider and shall deliver copies of all of Recipient’s records maintained by Provider with regard to the Services in Provider’s standard format and media.  Provider shall deliver such property and records to such location or locations as reasonably requested by Recipient.  Arrangements for shipping, including the cost of freight and insurance, and the reasonable cost of packing incurred by Provider shall be borne by Recipient.

(c)                                  Articles 4, 5, 6, 7, 9, 11, 12 and 13 and this Section 10.3 shall survive any termination or expiration of this Services Agreement and remain in full force and effect.

Article 11

Notices

All notices, demands and other communications required to be given to a Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by a nationally recognized overnight courier, transmitted by facsimile, or mailed by registered or certified mail (postage prepaid, return receipt requested) to such Party at the relevant street address, facsimile number or e-mail address set forth below (or at such other street address, facsimile number or e-mail address as such Party may designate from time to time by written notice in accordance with this provision):

If to Provider, to:

Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610
Attention:                                         Chief Executive Officer
Facsimile:                                         (610) 373-4966

with a copy to:

Ballard Spahr LLP

1735 Market Street, 51st Floor
Philadelphia, Pennsylvania 19103
Attention:                                         Justin P. Klein, Esq.
Facsimile:                                         (215) 864-9166

If to Recipient, to:

Gaming and Leisure Properties, Inc.
825 Berkshire Boulevard, Suite 400
Wyomissing, Pennsylvania 19610
Attention:                                         Chief Executive Officer
Facsimile:                                         [•]

with a copy to:

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets
Philadelphia, Pennsylvania 19103

Attention:                                         Barry M. Abelson, Esq.

Facsimile:                                         (215) 689-4803

Any notice, demand or other communication hereunder shall be deemed given upon the first to occur of: (i) the fifth (5th) day after deposit thereof, postage prepaid and addressed correctly, in a receptacle under the control of the United States Postal Service; (ii) transmittal by facsimile transmission to a receiver or other device under the control of the party to whom notice is being given; or (iii) actual delivery to or receipt by the party to whom notice is being given or an employee or agent thereof.

Article 12
Dispute Resolution

12.1                        Dispute Resolution.  The provisions of Article VII of the Separation Agreement shall apply, mutatis mutandis, to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Services Agreement or the transactions contemplated hereby.

Article 13

Miscellaneous

13.1                        Amendment.  No provisions of this Services Agreement shall be amended, modified or supplemented by any Party, unless such amendment, supplement or modification is in writing and signed by an authorized representative of the Party against whom it is sought to enforce such amendment, supplement or modification.

13.2                        Waiver.

(a)                                 Any term or provision of this Services Agreement may be waived, or the time for its performance may be extended, by the Party or the Parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently given for the purposes of this Services Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party.

(b)                                 Waiver by any Party of any default by the other Party of any provision of this Services Agreement shall not be construed to be a waiver by the waiving party of any subsequent or other default, nor shall it in any way affect the validity of this Services Agreement or any Party or prejudice the rights of the other Party thereafter to enforce each and every such provision.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.3                        Governing Law; Jurisdiction.  This Services Agreement and the legal relations between the Parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction.  In addition, with respect to this Services Agreement (other than arbitrable Disputes (as defined in the Separation Agreement) governed by Article 12 hereof), the Parties agree that any legal action or proceeding shall be brought or determined exclusively in a state or federal court located within the County of Berks in the Commonwealth of Pennsylvania.

13.4                        Assignability.  This Services Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns; provided, however, that no Party may assign, delegate or transfer (by operation of law or otherwise) its respective rights or delegate its respective obligations under this Services Agreement without the express prior written consent of the other Party.  Notwithstanding the foregoing, either Party may assign its rights and obligations under this Services Agreement to (i) any Subsidiary of such Party; provided, however, that each Party shall at all times remain liable for the performance of its obligations under this Services Agreement by any such Subsidiary or (ii) any successor by merger, consolidation, reorganization, recapitalization or acquisition or person acquiring all or substantially all of the assets of such Party.  Any attempted assignment or delegation in violation of this Section 13.3 shall be void.

13.5                        Subcontracting.  Provider may hire or engage one or more subcontractors to perform all or any of its obligations under this Services Agreement; provided that, (i) Provider shall use the same degree of care in selecting any subcontractors as it would if such subcontractor was being retained to provide similar services to Provider, (ii) the use of such subcontractor will come at no additional cost to Recipient and (iii) Provider shall in all cases remain responsible for ensuring that obligations with respect to the standards of services set forth in this Service Agreement are satisfied with respect to any Service provided by a subcontractor hired or engaged by Provider.

13.6                        No Third Party Beneficiaries.  Subject to the indemnification provisions in Article 7, this Services Agreement is for the sole benefit of the Parties and their successors and assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Services Agreement.

13.7                        Severability.  If any provision of this Services Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

13.8                        Attorneys’ Fees.  In any action hereunder to enforce the provisions of this Services Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees in addition to any other recovery hereunder from the non-prevailing Party.

13.9                        Counterparts.  This Services Agreement may be executed in one or more counterparts, each of which when so executed and delivered or transmitted by facsimile, e-mail or other electronic means, shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.  A facsimile or electronic signature is deemed an original signature for all purposes under this Services Agreement.

13.10                 Disclaimer of Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY MADE IN THIS SERVICES AGREEMENT, PROVIDER HAS NOT MADE AND DOES NOT HEREBY MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES OR COVENANTS, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO THE WARRANTIES OF MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.  ALL OTHER REPRESENTATIONS, WARRANTIES, AND COVENANTS, EXPRESS OR IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO THE WARRANTIES OF MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY PROVIDER.

13.11                 Remedies.  The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

13.12                 Force Majeure.  No Party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Services Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (i) notify the other Party of the nature and extent of any such Force Majeure condition and (ii) use due diligence to remove any such causes and resume performance under this Services Agreement as soon as feasible.

13.13                 Specific Performance.  Subject to the provisions of Article 12, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Services Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Services Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Services Agreement.

13.14                 Construction.  Any uncertainty or ambiguity with respect to any provision of this Services Agreement shall not be construed for or against any party based on attribution of drafting by either Party.  The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Services Agreement.  In this Services Agreement, unless a clear contrary intention appears:

(a)                                 the singular number includes the plural number and vice versa;

(b)                                 reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Services Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c)                                  reference to any gender includes each other gender;

(d)                                 reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented or restated, and in effect from time to time in accordance with the terms thereof subject to compliance with the requirements set forth herein;

(e)                                  reference to any applicable law means such applicable law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any applicable law means that provision of such applicable law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(f)                                   “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Services Agreement as a whole and not to any particular article, section or other provision hereof;

(g)                                  “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h)                                 with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;” and

(i)                                     references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

13.15                 Entire Agreement.  This Services Agreement and the Schedules hereto, as well as any other agreements and documents referred to herein (including the Separation Agreement, to the extent applicable), constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, understandings, writings, commitments and conversations between the Parties with respect to such subject matter.  No agreements or understandings exist between the Parties other than those set forth or referred to herein.

{SIGNATURES APPEAR ON THE FOLLOWING PAGE}

IN WITNESS WHEREOF, the Parties hereto have caused this Services Agreement to be executed by their duly authorized officers or representatives as of the date first written above.

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

GAMING AND LEISURE PROPERTIES, INC.

By:
Name:
Title:

[Signature Page to Transition Services Agreement]